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                                                                   Exhibit 10.72

4 March 1999

Mr K Kasses
Genta Incorporated
99 Hayden Avenue
Lexington
MA 02421
USA

Dear Ken

THE GENTA - JAGO JOINT VENTURE

The parties have been discussing a means of resolving their involvement in Genta Jago Technologies BV (the Joint Venture) and the several agreements in being between them concerning its operation and activities.

Genta is evaluating the fiscal and other consequences of acquiring SkyePharma's interest in the Joint Venture. Regardless of the outcome of such evaluation, the parties hare agreed to operate the activities of the Joint Venture in accordance with what follows notwithstanding anything contained in the several agreements referred to above. For the avoidance of doubt, SkyePharma shall mean all members of the SkyePharma Group of Companies, on whose behalf SkyePharma commits. SkyePharma is referred to as "Skye" hereafter.

1. The Parties waive, release and hold each other harmless and each of their respective partners, affiliates, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Securities Act of 1933, as amended (the "Act"), from any and all losses, liabilities, claims, damages and expenses, whether known or unknown, contingent or matured (collectively, the "Claims") whatsoever in any way related to, arising out of or in connection with (i) any and all unpaid development costs accrued as of the date hereof, (ii) the certain notes executed by the Joint Venture in favour of Genta for the funding of development and operational costs, and (iii) any and all obligations and/or responsibilities under the agreements set forth in Schedule A, including, without limitation, specifically Genta shall be released in all respects from the funding obligations under any such agreements.

2. Henceforth, and pending the outcome of Genta's evaluation (mentioned above) and/or such other agreement as may be made between the parties, Skye shall benefit from all rights and become responsible for all obligations under existing development and license agreements between the Joint Venture and independent third parties, including Apothecon (now terminated), Brightstone and Krypton. Skye shall be solely responsible for the further development, marketing, distribution, manufacturing and funding of the Joint Venture products listed in Schedule B of the Restated Geomatrix License Agreement ("JV Products"), now being Schedule B to this agreement. In order to enable these provisions to work Skye is hereby given authority to commit the Joint Venture in


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     all particulars, with third parties and without need of any further assurance from Genta or the signature of any of its officers.

3. In consideration of the foregoing, the Joint Venture shall have a vested interest in the qualified income share from the license revenues of Skye relating to JV Products (the "Qualified Income Share"), including license fees, milestones, royalties and other payments made in respect of a license granted in respect of the JV Products ("License Income"), but excluding reasonable and documented reimbursements by independent third parties for development costs and expenses of Skye. The Qualified Income Share shall be as follows:

     (a) For JV Products for which the Joint Venture and/or Skye have initiated development prior to the date hereof (as set forth of Schedule B), that:

           (i) have been, or are in the future, licensed to independent third parties, the Qualified Income Share of the Joint Venture shall be equal to one hundred percent (100%) of the License Income; and

           (ii) have been, or are in the future, licensed to an affiliate company within the Skye group, the Qualified Income Share of the Joint Venture shall be based on the terms for payments owed to the Joint Venture pursuant to the license agreement for Naproxen entered into on 25th October 1996 between the Joint Venture and Krypton Ltd., a wholly owned subsidiary of Skye.

     (b) For JV Products for which no development has occurred prior to the date hereof (as set forth in Schedule C), that are in the future licensed to independent third parties or affiliates of Skye:

           (i) within eighteen (18) months, then the Qualified Income Share of the Joint Venture shall be 100% of the License Income; and

           (ii) thereafter, the Qualified Income Share of the Joint Venture shall be sixty-six percent (66%) of the License Income; and

           (iii) 3.(a)(ii) above shall apply to the determination of licence income for licences to affiliate companies within the Skye Group.

     (c) For JV Products for which no development has occurred prior to the date hereof (as set forth in Schedule C), Skye is entitled to deduct from License Income actually received from independent third parties for each such product worked on prior to the execution of the development/license agreement with such independent third party up to an aggregate amount of CHF 500,000 per product/license to cover unreimbursed development fees that are incurred for such products.

4. Until the date that is nineteen (19) years from the date hereof, all Qualified License Income shall be paid by Skye immediately upon receipt into an escrow account in the
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     name of the JV Company,  jointly controlled (for payments out) by Genta and
     Skye or their nominees (the "Escrow Account"). Any amounts received in the Escrow Account shall be disbursed to the Parties and Vecap Venture Capital Partners AG ("Vecap") pursuant to the Distribution List attached hereto as Schedule D. Upon full recovery of all amounts set forth for the credit of each of the Parties and Vecap, Genta and Skye shall each receive fifty percent (50%) of all additional Qualified License Income.

5. Subject to the further agreement between the parties the Joint Venture shall be maintained by an independent third party (appointed by agreement), on behalf of the parties, on a minimal basis, with only those functions performed by it or in relation to it, which are strictly necessary for purposes of this agreement, and/or to maintain the integrity of its Corporate being (audit and registration fees, etc). For avoidance of doubt such independent third party will invoice both Genta and Skye for 50% each of any necessary costs and expenses, reasonably incurred in the fulfillment of this paragraph 5.

Both parties acknowledge that this agreement represents an interim solution and that it shall obtain until they are able to resolve the relationship between them to their mutual satisfaction.

If the foregoing accurately reflects your understanding of what we have agreed, will you please evidence accordingly by signing and returning one copy of this agreement.

Yours sincerely


PETER WARBURTON
COMPANY SECRETARY & INTERNATIONAL COUNSEL


FOR:  GENTA INCORPORATED


BY: _________________________________       DATE: ____________________________
NAME:
TITLE: